Exhibit 5.1

SMITH, ANDERSON, BLOUNT,

DORSETT, MITCHELL & JERNIGAN, L.L.P.

LAWYERS

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601	February 11, 2021	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611

TELEPHONE: (919) 821-1220
FACSIMILE: (919) 821-6800

Cree, Inc.

4600 Silicon Drive

Durham, North Carolina 27703

Re:	Cree, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as North Carolina counsel for Cree, Inc., a North Carolina corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3, including a base prospectus (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration for issue and sale by the Company, from time to time pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Act, of an indeterminate aggregate offering price or number of shares (the “Shares”) of the Company’s common stock, with par value $0.00125 per share (“Common Stock”). Capitalized terms not defined herein shall have the definitions ascribed to them in the Registration Statement.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Act.

We have examined the Registration Statement, the Restated Articles of Incorporation of the Company, as amended (the “Articles of Incorporation”), the Bylaws of the Company, as amended and restated (the “Bylaws”), and such other documents and considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinion contained herein. We call your attention to the fact that, as a matter of customary practice, certain assumptions underlying opinions are understood to be implicit. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company, without investigation or analysis of any underlying data contained therein.

In rendering the opinions set forth below, we have assumed the following:

(A)    Immediately prior to the issuance of any Shares, the Company will have available for issuance, under the Articles of Incorporation, a sufficient number of authorized but unissued shares of Common Stock as is necessary to allow for such issuance.

(B)    Prior to the issuance of any Shares, the Board of Directors of the Company (the “Board”) will have taken or caused to be taken all necessary corporate action to approve the issuance and offering of such Shares and related matters, including, with respect to any Shares that are to be issued, that the consideration therefor will not be less than par value (“Corporate Approvals”).

Cree, Inc.

February 11, 2021

(C)    The Registration Statement and any amendments thereto (including post-effective amendments) will have become effective, will remain effective and will comply with all applicable laws, rules and regulations at the time the Shares are offered and issued, as contemplated by the Registration Statement.

(D)    A prospectus supplement will have been prepared and filed with the Commission describing the Shares offered thereby and will comply with all applicable laws, rules and regulations at the time any Shares are offered and issued, as contemplated by the Registration Statement.

(E)    Any Shares being offered pursuant to a prospectus supplement will be offered, sold and issued in the manner contemplated by the Registration Statement and any applicable prospectus supplement.

(F)    Each issuance of Shares will comply with the Articles of Incorporation, the Bylaws, all Corporate Approvals, applicable law, all instruments binding on the Company and any requirement or restriction imposed by a court or governmental body having jurisdiction over the Company.

(G)    If applicable, a definitive purchase, underwriting or similar agreement with respect to any Shares to be issued (a “Purchase Agreement”) will have been duly authorized by all necessary corporate action of the Company and validly executed and delivered by the Company and the other parties thereto, and the applicable Shares will be sold in accordance with the provisions of such Purchase Agreement.

(H)    At the time of the issuance of any Shares, the Company will be duly organized, validly existing and in good standing under the laws of the State of North Carolina.

(I)    There shall not have occurred any change in law affecting the validity of any shares of Common Stock.

Based upon and subject to the foregoing and the further assumptions, limitations and qualifications hereinafter expressed, it is our opinion that, (i) upon completion of all applicable Corporate Approvals relating to such Shares, the issuance of such Shares will be duly authorized; and (ii) when the Company receives payment of the consideration approved by the Board and as specified in such Corporate Approvals and any applicable Purchase Agreement and upon either (a) the countersigning of the certificate representing the Shares by a duly authorized signatory of the Company’s registrar for Common Stock or (b) the book entry of the Shares by the transfer agent for Common Stock, such Shares will be validly issued, fully paid and nonassessable.

The opinion set forth herein is limited to matters governed by the laws of the State of North Carolina, and no opinion is expressed herein as to the laws of any other jurisdiction. The opinion expressed herein does not extend to compliance with federal or state securities laws relating to the offer or sale of any securities, including the securities laws of the State of North Carolina, and we express no opinion with respect to any federal or state laws regarding fraudulent transfers or the laws, codes or regulations of any municipality or other local jurisdiction.

Cree, Inc.

February 11, 2021

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to us in the Registration Statement and any amendment thereto. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

Sincerely yours,

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.

/s/ Smith, Anderson, Blount, Dorsett,
Mitchell & Jernigan, L.L.P.